Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into as of __________, 2018 (the “Effective Date”) between Maven Coalition, Inc., a Nevada corporation (the “Company”) and Andrew Kraft, an individual (the “Executive”).

RECITALS

WHEREAS, the Company desires to employ the Employee as its Executive Vice President and Chief Strategy and Revenue Officer, and the Employee desires to accept this offer of employment, effective as of the Effective Date.

WHEREAS, the Company and the Executive have determined that the terms and conditions of this Agreement are reasonable and in their mutual best interests and accordingly desire to enter into this Agreement in order to provide for the terms and conditions upon which the Executive shall be employed by the Company.

NOW THEREFORE, in consideration of the foregoing and the respective covenants, agreements and representations and warranties set forth herein, the parties to this Agreement, intending to be legally bound, agree as follows:

Article 1.

TERMS OF EMPLOYMENT

1.1. Employment and Acceptance.

(a). Employment and Acceptance. On and subject to the terms and conditions of this Agreement, the Company shall employ the Executive and the Executive hereby accepts such employment.

(b). Title: Executive shall have the title of: Executive Vice President and Chief Strategy and Revenue Officer.

(c). Responsibilities and Duties. The Executive’s duties shall consist of such duties and responsibilities as are consistent with the position of a Chief Revenue and Strategy Officer including those duties listed in Exhibit A hereto and such other duties and responsibilities as are mutually determined from time to time by the Company’s President and Executive. Executive shall attend mandatory monthly leadership meetings (“Executive Meetings”), in-person, in Seattle, or in such other locations as the CEO may reasonably determine which shall be timed to coincide with Executive’s time in Seattle or such other locations. Company acknowledges that Executive currently acts as an advisor to Konduit, Placements.io, and IRIS.tv, none of which are competitive to Company. Any change in advisor status must be disclosed by the Executive to Company and any additions to the Executive’s responsibilities with such companies he advises must be first approved by Company in writing, email to be sufficient.

(d). Reporting. The Executive shall report directly to the Company’s President, unless otherwise directed by the Board.

(e). Performance of Duties; Travel. With respect to Executive’s duties hereunder, at all times, the Executive shall be subject to the instructions, control, and direction of the Board, and act in accordance with the Company’s Certificate of Incorporation, Bylaws and other governing policies, rules and regulations, except to the extent that the Executive is aware that such documents conflict with applicable law. The Executive shall devote Executive’s business time, attention and ability to serving the Company on an exclusive and full-time basis as aforesaid and as the Board may reasonably require. The Executive shall also travel as required by Executive’s duties hereunder and shall comply with the Company’s then-current travel policies as approved by the Board. The Company acknowledges that the Executive lives a substantial distance from New York City, and consequently it agrees that it will reimburse the Executive for his reasonable hotel and related expenses for overnight stays in New York City when entertaining customers or performing his duties during the later evening or early morning hours.

(f). Location. Executive shall be based in New York, NY and have a substantial in-person presence at the Company’s New York offices. Nevertheless it is expressly understood that Executive’s duties will require him to travel regularly out of the New York area for periods of time. Executive shall spend not less than two days and one night per month on average in Seattle, Washington (or other locations where Executive Meetings will be held as approved by the Chief Executive Officer), which shall be coordinated with the Executive Meetings. The Executive will attend all quarterly in person meetings of the Board and will be expected to travel to attend major conferences as reasonably required. Company shall reimburse Executive for reasonable and appropriate cost of travel between New York and Seattle, Washington and lodging and transportation in Seattle, Washington.

(g). Officer. The Executive shall, if requested, also serve as an officer of the Company or of any affiliate of the Company for no additional compensation.

1.2 Compensation and Benefits.

(a). Annual Salary. The Executive shall receive an annual salary of $300,000 for each year (the “Annual Salary”). Salary shall be payable on a semi-monthly basis or such other payment schedule as used by the Company for its senior-level Executives from time to time, less such deductions as shall be required to be withheld by applicable law and regulation and consistent with the Company’s practices. The Annual Salary payable to the Executive will be reviewed annually by the Board.

(b). Bonuses. For each fiscal year of the Employment Term starting with 2019 the Executive shall be eligible to receive the following bonuses each year (the “Bonuses”):

(i). $60,000 (the “Annual Bonus”) based upon the achievement in respect of such fiscal year of the Annual Target, as defined in Exhibit B hereto. If the Annual Target is not achieved then the Executive shall not receive an Annual Bonus for such fiscal year.

(ii). $60,000 per fiscal quarter (the “Quarterly Bonus”), based upon the achievement in each fiscal quarter during such fiscal year of that quarter’s Quarterly Revenue Target, as defined in Exhibit B hereto. If Quarterly Revenue Target is not achieved in respect of a fiscal quarter, then the Executive shall not receive a Quarterly Bonus for such fiscal quarter.

(c). Payment of Bonuses. The Annual Bonus, if any, will be paid within two and a half (2 1/2) months after the end of the applicable fiscal year. The Quarterly Bonus, if any, will be paid within forty-five (45) days after the end of the applicable fiscal quarter.

(d). Eligibility for Bonuses. Except as otherwise provided in Section 5, (i) in order to be eligible to receive an Annual Bonus, the Executive must be employed by the Company on the last day of the applicable fiscal year and (ii) in order to be eligible to receive a Quarterly Bonus, the Executive must be employed by the Company on the last day of the applicable fiscal quarter.

(e). Equity Incentives. Subject to the approval of the Compensation Committee, in consideration of the Executive entering into this Agreement and as an inducement to join the Company, Parent shall grant the following equity awards to the Executive:

(i). Options to acquire 1,000,000 shares (the “Time Options”) of common stock of Parent which will be subject, among other restrictions, to monthly vesting over 36 months commencing from the Effective Date and concluding 36 months from the Effective Date, and to the Parent’s right to cancel a portion the Time Options, each as described in the stock option documents. In the event that the Executive is terminated without Cause or terminates with Good Reason, then the vesting of the Time Options will accelerate by one year.

(ii). Options to acquire 700,000 shares (the “Performance Options”, and together with the Time Options, the “Options”) of common stock of Parent which will be subject, among other restrictions, to vesting based on the achievement during 2019 of the performance targets set forth in paragraphs (A) through (D) below, and to the Parent’s right to cancel a portion the Performance Options, each as described in the stock grant documents.

(A). 100,000 Performance Options shall vest on the last day of each fiscal quarter during 2019, provided the Company achieves the Quarterly Performance Stock Target in respect of such Quarter, as defined in Exhibit B hereto.

(B). 100,000 shares of Performance Stock shall vest in the event that during 2019 the Company signs a strategic partnership with a major media company (public, $1 billion or greater market capitalization), encompassing some set of distribution, sales, technology integration, and/or equity investment, with a party and on terms approved by the Board.

(C). 100,000 Performance Options shall vest in the event that the Company signs at least three “Flagship Partner Agreements” in each of the sports, finance and politics during 2019. For the purposes hereof, “Flagship Partner Agreement” shall mean an agreement on parameters to be defined by the CEO in writing from time to time with a party from a list of targets to be specified by the CEO in writing from time to time.

(D). Up to 100,000 Performance Options shall vest, upon signing certain named enterprise partners to be specified by the Company’s COO in writing from time to time (which may include Flagship Partner Agreements), with 10,000 Performance Options vesting for every 5 million monthly unique users recorded by such targets in the last full calendar month prior to migration onto the Company’s content management systems (as measured by Google Analytics, or if Google Analytics is not then providing such service, such other reputable and independent third party provider of similar services identified by the Company).

(iii). The Executive acknowledges that at the time of the grants, the shares underlying the Time Options and the Performance Options are not authorized and available for issuance, therefore the Options will be considered to be unfunded options. The Executive agrees that no part of the Options may be exercised until the later of the increase in the authorized shares of common stock of Parent in sufficient number of shares to permit the exercise from time to time of such Option or the later completion of the vesting conditions and exercise date as set forth therein.

(f). Expenses. The Executive shall be reimbursed for all ordinary and necessary out-of-pocket business expenses reasonably and actually incurred or paid by the Executive in the performance of the Executive’s duties in accordance with the Company’s policies upon presentation of such expense statements or vouchers or such other supporting information as the Company may require.

(g). Benefits. The Executive shall be entitled to fully participate in all benefit plans that are in place and available to senior-level Executives of the Company from time to time, including, without limitation, medical, dental, vision and life insurance (if offered), in each case subject to the general eligibility, participation and other provisions set forth in such plans.

(h). Paid Time Off. The Executive shall be entitled to paid time off based on the Company’s policies in effect from time to time.

(i). Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement.

1.3 Term; Termination of Employment.

(a). Term. The Executive’s employment hereunder shall commence on the Effective Date and shall continue until terminated earlier pursuant to Section 1.3(b) of this Agreement. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Term.”

(b). Early Termination. The term of this Agreement may be earlier terminated by the Executive or the Company as follows:

(i). Termination for Cause. The Company may terminate the Executive’s employment at any time for Cause upon written notice to the Executive setting forth the termination date and, in reasonable detail, the circumstances claimed to provide a basis for termination pursuant to this Section 1.3(b)(i), without any requirement of a notice period and without payment of any compensation of any nature or kind; provided, however, that if the Cause is pursuant to subsections (i), (ii), (vi) or (vii) of the definition of Cause (appearing below), the Chief Executive Officer must give the Executive the written notice referenced above within (30) days of the date that the Chief Executive becomes aware or has knowledge of, or reasonably should have become aware or had knowledge of, such act or omission, and the Executive will have thirty (30) days to cure such act or omission. Upon payment of the amounts set forth in Section 1.3, the Executive shall not be entitled to any benefits or payments (other than those required under Section 1.3 hereof), including any payment under the terms of the Plan.

(ii). Termination without Cause. The Company may terminate the Executive’s employment at any time without Cause upon written notice to the Executive, subject to Section 1.3(c) and 1.3(d).

(iii). Permanent Incapacity. In the event of the “Permanent Incapacity” of the Executive (which shall mean by reason of illness or disease or accidental bodily injury, the Executive is so disabled that the Executive is unable to ever work again), the Executive may thereupon be terminated by the Company upon written notice to the Executive without payment of any severance of any nature or kind (including, without limitation, by way of anticipated earnings, damages or payment in lieu of notice); provided that, in the event of the Executive’s termination pursuant to this Subsection 1.3(b)(iii), the Company shall pay or cause to be paid to the Executive (i) the amounts prescribed by Section 1.3 below through the date of Permanent Incapacity, and (ii) the amounts specified in any benefit and insurance plans applicable to the Executive as being payable in the event of the permanent incapacity or disability of the Executive, such sums to be paid in accordance with the provisions of those plans as then in effect.

(iv). Death. If the Executive’s employment is terminated by reason of the Executive’s death, the Executive’s beneficiaries or estate will be entitled to receive and the Company shall pay or cause to be paid to them or it, as the case may be, (i) the amounts prescribed by Section 1.3 through the date of death, and (ii) the amounts specified in any benefit and insurance plans applicable to the Executive as being payable in the event of the death of the Executive, such sums to be paid in accordance with the provisions of those plans as then in effect.

(v). Termination by Executive. The Executive may terminate employment with the Company upon giving 30 days’ written notice or such shorter period of notice as the Company may accept. The Executive may resign for Good Reason subject to Section 1.3(c) and 1.3(d). If the Executive resigns for any reason not constituting Good Reason, the Executive shall not be entitled to any severance or other benefits (other than those required under Section 1.3).

(c). Termination without Cause or by the Executive for Good Reason. If the Executive’s employment with the Company is terminated prior to the end of the term under Section 1.3(a), by the Company without Cause or by the Executive for Good Reason, then the Executive shall be entitled to receive a lump sum payment equal to six months’ Annual Salary. The payment described in this subsection, along with the vesting features of the Executive’s equity awards as set forth in Executive’s equity incentive agreements, are the only severance or other payment or payment in lieu of notice that the Executive will be entitled to receive under this Agreement (other than payments due under Section 1.3). Any right of the Executive to payment pursuant to this subsection 1.3(c) shall be contingent on Executive signing a standard form of release agreement with the Company.

(d). Statutory Deductions. All payments required to be made to the Executive, his beneficiaries, or his estate under this Section shall be made net of all deductions required to be withheld by applicable law and regulation. The Executive shall be solely responsible for the satisfaction of any taxes (including employment taxes imposed on employees and taxes on nonqualified deferred compensation). Although the Company intends and expects that the Plan and its payments and benefits will not give rise to taxes imposed under Code Section 409A, neither the Company nor its employees, directors, or their agents shall have any obligation to hold the Executive harmless from any or all of such taxes or associated interest or penalties.

(e). Fair and Reasonable, etc. The parties acknowledge and agree that the payment provisions contained in this Section are fair and reasonable, and the Executive acknowledges and agrees that such payments are inclusive of any notice or pay in lieu of notice or vacation or severance pay to which she would otherwise be entitled under statute, pursuant to common law or otherwise in the event that his employment is terminated pursuant to or as contemplated in this Section 1.3.

1.4 Restrictive Covenants.

(a). Non-Solicitation of Employees. During the Executive’s employment and for a period of one year following the termination of the Executive’s employment with the Company for any reason, except that such period shall be for six (6) months should the Executive be terminated without Cause or the Executive resign for Good Reason, the Executive agrees and covenants not to directly or indirectly, alone or in concert with others, solicit, encourage, influence, recruit, or induce or attempt to solicit, encourage, influence, recruit or induce, or direct any other person or entity to take any of the aforementioned actions, any employee of the Company to cease working for the Company and/or to begin working with any other person or entity. This non-solicitation provision explicitly covers all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, instant message, and social media, including, but not limited to, Facebook, LinkedIn, Instagram, and Twitter, and any other social media platform, whether or not in existence at the time of entering into this Agreement.

Notwithstanding the foregoing, this Section shall not deemed to have been breached or violated by the placement of general advertisements that may be targeted to a particular geographic or technical area but that are not specifically targeted toward employees of the Company.

(b). Non-Solicitation of Customers. The Company has a legitimate business interest in protecting its substantial and ongoing customer relationships. The Executive understands and acknowledges that because of the Executive’s experience with and relationship to the Company, the Executive will have access to and learn about much or all of the Company’s customer information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to customer sales and the provision to customers of services.

The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm.

In exchange for the Executive’s employment by the Company, and based on the Executive’s access to Confidential Information during the Executive’s employment and/or after the termination of the Executive’s employment with the Company for any reason, the Executive agrees and covenants that, during the Executive’s employment and for a period of one year following the termination of the Executive’s employment with the Company for any reason, except that such period shall be for six (6) months should the Executive be terminated without Cause or the Executive resign for Good Reason, the Executive will not directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, instant message, or social media, including but not limited to Facebook, LinkedIn, Instagram or Twitter, or any other social media platform, whether or not in existence at the time of entering into this Agreement), attempt to contact, or meet with the Company’s customers or prospective customers as described below for purposes of offering or accepting goods or services competitive with those offered by the Company.

This restriction shall only apply to:

(i). Customers the Executive contacted in any way during the past 12 months;

(ii). Customers about whom the Executive has trade secret or confidential information;

(iii). Customers who became customers during the Executive’s employment with the Company;

(iv). Customers about whom the Executive has information that is not available publicly; and

(v). Prospective customers with whom the Executive is engaged in active sales communications or with whom the Executive is aware that the Company is otherwise engaged in active sales communications.

(c). Confidential Information; Proprietary Rights. You will have access to the trade secrets, business plans, and production processes of the Company. You will be required to sign a Confidentiality and Proprietary Rights Agreement.

(d). Acknowledgment by the Executive. The Executive acknowledges and confirms that: (i) the restrictive covenants contained in this Section 1.4 are reasonably necessary to protect the legitimate business interests of the Company; (ii) the restrictions contained in this Section 1.4 (including, without limitation, the length of the term of the provisions of this Section 1.4) are not overbroad, overlong, or unfair and are not the result of overreaching, duress, or coercion of any kind; and (iii) the Executive’s entry into this Agreement and, specifically this Section 1.4, is a material inducement and required condition to the Company’s entry into this Agreement.

(e). Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Section 1.4 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 1.4 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

(f). Survival. The provisions of this Section 1.4 shall survive the termination of this Agreement.

(g). Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in this Section 1.4 will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in this Section 1.4 by the Executive or any of Executive’s Affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

1.5 Definitions. The following capitalized terms used herein shall have the following meanings:

(a). “Affiliate” shall mean, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.

(b). “Agreement” shall mean this Agreement, as amended from time to time.

(c). “Annual Salary” shall have the meaning specified in Section 1.2(a).

(d). “Board” shall mean the Board of Directors of Parent.

(e). “Cause” means the (i) Executive’s willful and continued failure substantially to perform the duties of the Executive under this Agreement (other than any such failure resulting from incapacity due to physical or mental illness); (ii) the Executive’s willful and continued failure to comply with any valid and legal directive of the Chief Executive Officer in accordance with this Agreement; (iii) the Executive’s engagement in dishonesty, illegal conduct, or willful misconduct, which is, in each case, materially and demonstrably injurious to the Company or its Affiliates; (iv) the Executive’s embezzlement, misappropriation, or fraud against the Company or any of its Affiliates; (v) the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude if such felony or misdemeanor is work-related, materially impairs the Executive’s ability to perform services for the Company, or results in a material loss to the Company or material damage to the reputation of the Company; (vi) the Executive’s violation of a material policy of the Company that has been previously delivered to the Executive in writing if such failure causes material harm to the Company; or (vii) the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company. No act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.

(f). “Code” shall have the meaning of the Internal Revenue Code of 1986, as it may be amended from time to time.

(g). “Company” shall have the meaning specified in the introductory paragraph hereof; provided that, (i) “Company” shall include any successor to the Company and (ii) for purposes of Section 1.5, the term “Company” also shall include any existing or future subsidiaries of the Company that are operating during any of the time periods described in Section 1.1(a) and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described in Section 1.1(a).

(h). “Compensation Committee” shall mean the Compensation Committee of the Board.

(i). “Good Reason” shall mean any of the following events, which has not been either consented to in advance by the Executive in writing or, with respect only to subsections (i), (ii), (v) or (vi) below, cured by the Company within a reasonable period of time, not to exceed 30 days, after the Executive provides written notice within 30 days of the initial existence of one or more of the following events: (i) a material reduction in Annual Salary or Bonuses for which the Executive is eligible; (ii) a material breach of the Agreement by the Company; (iii) requiring the Executive to take any action which would violate any federal or state law; (iv) any requirement that the Executive’s duties be performed outside of New York more than two (2) days per week on average, (it being understood that certain weeks will require lengthier stays outside of New York); (v) any failure by the Company to comply with Section 2.6 of this Agreement; or (vi) any material reduction in the Executive’s title or scope of responsibility. Good Reason shall not exist unless the Executive terminates his employment within seventy-five (75) days following the initial existence of the condition or conditions that the Company has failed to cure, if applicable.

(j). “Parent” shall mean TheMaven, Inc., a Delaware corporation of which the Company is a 100% owned subsidiary.

(k). “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Article 2.

MISCELLANEOUS PROVISIONS

2.1 Further Assurances. Each of the parties hereto shall execute and cause to be delivered to the other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

2.2 Notices. All notices hereunder shall be in writing and shall be sent by (a) certified or registered mail, return receipt requested, (b) national prepaid overnight delivery service, (c) electronic transmission (following with hard copies to be sent by prepaid overnight delivery Service) or (d) personal delivery with receipt acknowledged in writing. All notices shall be addressed to the parties hereto at their respective addresses as set forth below (except that any party hereto may from time to time upon fifteen days’ written notice change its address for that purpose), and shall be effective on the date when actually received or refused by the party to whom the same is directed (except to the extent sent by registered or certified mail, in which event such notice shall be deemed given on the third day after mailing).

(a). If to the Company:

Maven Coalition, Inc.

1500 Fourth Avenue, Suite 200

Seattle, WA 98101

Email: hr@maven.io

(b). If to the Executive:

_______________

_______________

_______________

Email: __________

2.3 Headings. The underlined or boldfaced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

2.4 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

2.5 Governing Law; Jurisdiction and Venue.

(a). This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of New York (without giving effect to principles of conflicts of laws), except to the extent preempted by federal law.

(b). Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in New York County, New York.

2.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (if any). The Company will use commercially reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise. The Executive shall not assign this Agreement or any of the Executive’s rights or obligations hereunder (by operation of law or otherwise) to any Person without the consent of the Company.

2.7 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach. The parties to this Agreement further agree that in the event the Executive prevails on any material claim (in a final adjudication) in any legal proceeding brought against the Company to enforce the Executive’s rights under this Agreement, the Company will reimburse the Executive for the reasonable legal fees incurred by the Executive in connection with such proceeding.

2.8 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of statutory claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

2.9 Code Section 409A Compliance. To the extent amounts or benefits that become payable under this Agreement on account of the Executive’s termination of employment (other than by reason of the Executive’s death) constitute a distribution under a “nonqualified deferred compensation plan” within the meaning of Code Section 409A (“Deferred Compensation”), the Executive’s termination of employment shall be deemed to occur on the date that the Executive incurs a “separation from Service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h). If at the time of the Executive’s separation from service, the Executive is a “specified Executive” (within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-1(i)), the payment of such Deferred Compensation shall commence on the first business day of the seventh month following the Executive’s separation from Service and the Company shall then pay the Executive, without interest, all such Deferred Compensation that would have otherwise been paid under this Agreement during the first six months following the Executive’s separation from service had the Executive not been a specified Executive. Thereafter, the Company shall pay Executive any remaining unpaid Deferred Compensation in accordance with this Agreement as if there had not been a six-month delay imposed by this paragraph. If any expense reimbursement by the Executive under this Agreement is determined to be Deferred Compensation, then the reimbursement shall be made to the Executive as soon as practicable after submission for the reimbursement, but no later than December 31 of the year following the year during which such expense was incurred. Any reimbursement amount provided in one year shall not affect the amount eligible for reimbursement in another year and the right to such reimbursement shall not be subject to liquidation or exchange for another benefit. In addition, if any provision of this Agreement would subject the Executive to any additional tax or interest under Code Section 409A, then the Company shall reform such provision; provided that the Company shall (x) maintain, to the maximum extent practicable, the original intent of the applicable provision without subjecting the Executive to such additional tax or interest and (y) not incur any additional compensation expense as a result of such reformation.

2.10 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

2.11 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law,

2.12 Parties in Interest. Except as provided herein, none of the provisions of this Agreement are intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

2.13 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior agreements, term sheets and understandings between the parties relating to the subject matter hereof.

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EMPLOYMENT AGREEMENT TO FOLLOW]

[SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT]

The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

THE COMPANY:

MAVEN COALITION, INC.

By: _______________

Name: James Heckman

Title: Chief Executive Officer

THE EXECUTIVE:

_______________

Andrew Kraft